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                                                                   EXHIBIT 10.26

March 28, 2000


Terry Wassmann


Dear Terry:

I am pleased to offer you a position with Cholestech Corporation (the "Company") as VICE PRESIDENT OF HUMAN RESOURCES, commencing on MARCH 29, 2000. You will receive a monthly salary of $10,833.33, which will be paid semi-monthly in accordance with the Company's normal payroll procedures. You will be eligible to participate in Cholestech's Management Incentive Bonus Program. As a Company Associate, you will be eligible to participate in our Associate benefits package which includes medical/dental insurance, life insurance, long term disability insurance, and a 401(k) retirement plan in addition to sixteen (16) days of Personal Time Off the first year and ten (10) paid holidays. You should note that the Company may modify salaries and/or benefits from time to time as it deems necessary. Information regarding these programs and other Company benefits along with guidelines concerning employment are contained in the Cholestech Associate package, which is issued at the time employment commences.

We will recommend to the Board of Directors of the Company that, at the next Board meeting following your date of hire, you be granted a non-qualified incentive stock option entitling you to purchase up to 30,000 shares of Common Stock of the Company at the then current fair market value as determined by the Board at that meeting. Such options shall be subject to the terms and conditions of the Company's Stock Option Plan and Stock Option Agreement, including vesting requirements.

The Company is excited about you joining our team and looks forward to a beneficial and fruitful relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks notice.

For us to comply with the federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire.



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Terry Wassmann
March 28, 2000
Page Two

All Associates are required to sign an "Employment, Confidential Information and Invention Assignment Agreement" and the "Arbitration Agreement" as a condition of employment. Please review the enclosed Employment, Confidential Information and Invention Assignment Agreement and the Arbitration Agreement. The Employment, Confidential Information and Invention Assignment Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of proprietary information. The Arbitration Agreement provides that in the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration. This letter, along with these agreements set forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by both parties. Please feel free to call me with any questions or comments you might have about the offer.

Kindly acknowledge your acceptance of this offer by signing and returning this letter, the Employment, Confidential Information and Invention Assignment Agreement, and the Arbitration Agreement to our Human Resources Department. A duplicate original of this offer letter is enclosed for your records.

Sincerely,

/s/ Warren E. Pinckert II

Warren E. Pinckert II
President & CEO

ACCEPTED AND AGREED TO this

29 day of  March, 2000.

/s/ Terry Wassmann
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Terry Wassmann

Enclosures:    Duplicate Original Letter
               Employment, Confidential Information and Invention Assignment
                 Agreement
               Arbitration Agreement